Exhibit 99.1
Press Release
AdCare Health Systems, Inc. Reports Discontinuation of Definitive
Merger Agreement with Family Home Health Services, Inc.
AdCare Also Reports Sale of its Marion Assisted Living Property for a
Profit of $600,000
David A. Tenwick to Join Family’s Board of Directors
Wednesday, September 12, 2007
Springfield, Ohio — September 12th, 2007/PRNewswire-FirstCall — AdCare Health Systems, Inc., an Ohio corporation (AMEX:ADK), and Family Home Health Services, Inc., a Nevada corporation, today announced termination of a certain definitive merger agreement previously reported on June 6th, 2007, without consummating the merger and without further obligations on either party. The decision to terminate the Agreement followed an indication of a majority of Family’s Preferred Series A shares that they would not currently support the merger transaction.
The parties further announced that David A. Tenwick, Adcare’s Chairman, has agreed to join the Board of Directors of Family Home Health Services, Inc.
David A. Tenwick, Chairman of AdCare, stated, “The logic of combining AdCare and Family remains valid. We are hopeful that AdCare and Family will develop a closer relationship in the future, and I look forward to joining their board and working with Family’s management team.” Mr. Tenwick added, “AdCare’s management team and advisors continue their commitment in identifying quality merger and acquisition opportunities that will add value for our shareholders. We are currently reviewing these various targets that meet our criteria, with the intent to consummate one or more transactions.”
Kevin Ruark, President of Family, said, “We are, of course, disappointed by the need to terminate the merger agreement. However, we are very pleased to welcome Dave to our Board of Directors. His unique skills and experiences will be invaluable to the continued development and implementation of our strategic growth plan.”
Dominick and Dominick, LLC and Capital City Partners, LLC advised the parties on the transaction.
On September 6th, 2007, AdCare closed the sale of its Marion Hearth & Home assisted living property that was pending under a land contract to Turning Point, a not-for-profit organization that operates as a shelter for abused women. Turning Point has been occupying the property and making interest payments to AdCare since the land contract was entered into in 2004. AdCare will recognize a net profit of approximately $600,000 on the transaction.

About AdCare Health Systems, Inc.
AdCare Health Systems, Inc. (AMEX:ADK) develops, owns and manages assisted living facilities, nursing homes and retirement communities and provides home health care services. Prior to becoming a publicly traded company in November of 2006, AdCare operated as a private company for 18 years. AdCare’s 850 employees provide high-quality care for patients and residents residing in the 15 facilities that they manage, seven of which are assisted living facilities, six skilled nursing centers and two independent senior living communities. The Company has ownership interests in seven of those facilities. In the ever expanding marketplace of long term care, AdCare’s mission is to provide quality healthcare services to the elderly.
About Family Home Health Services, Inc.
Family Home Health Services, Inc. is a provider of home health care services in the United States with a broad service offering in home health services and home medical care. Family provides a variety of clinical services and related products and supplies to patients in the states of Florida, Illinois and Michigan. Family has a strategic plan focused on the provision of Medicare home health services to the senior population within its operating areas.
Safe Harbor Statement
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, results, performance or achievements of the Company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the Company with the Securities and Exchange Commission and include the Company’s ability to secure lines of credit and/or an acquisition credit facility, find suitable acquisition properties at favorable terms, changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE: AdCare Health Systems, Inc.
David A. Tenwick
Chairman of the Board
+1-937-964-8974
dat@adcarehealth.com
www.adcarehealth.com